RESIGNATION LETTER

November 6th, 2015

Apollo Acquisition Corporation

c/o Stuarts Corporate Services Ltd.

36A Dr. Roy’s Drive

George Town

P.O. Box 2510

Grand Cayman KY1-1104

Cayman Islands

Dear Sirs

Re:

Resignation

I, Cliff Guan, do hereby resign as a director of the board of directors of Apollo Acquisition Corporation.  (the “Company”),  with immediate effect.  I confirm that I have no claim whatsoever of any kind relating to my position of director or its termination.

Yours faithfully,

/s/ Cliff Guan

Name: Cliff Guan